FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
March 16, 2009	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Full-year and Fourth Quarter 2008 Results:

Revenues Stable but Loss Widens on Non-Cash Charges

Salt Lake City, March 16, 2009 – FX Energy, Inc. (Nasdaq: FXEN) today announced financial results for its fourth quarter and the full year of 2008. For 2008, the Company reported essentially flat revenues of $17.8 million compared to $18.0 million for the prior year. However, total expenses and other income (loss) for 2008 were $72.5 million compared to $29.7 million for 2007. The difference, $42.8 million, was primarily from $39.0 million in non-cash charges. The non-cash charges include a write-down of the book value of U.S. oil properties and two Poland wells and a change in the timing of converting the Company’s Polish results to U.S. currency. For 2008, the Company reported a net loss of $54.7 million, or $1.35 per share. This compares to a net loss of $11.7 million, or $0.32 per share for fiscal 2007.

Clay Newton, FX’s Vice President Finance, remarked, “Aside from the non-cash charges, our fourth quarter and full year results remained fairly level. Because of the non-cash charges, we reported a much larger loss for 2008. The non-cash charges had no impact on our revenues, cash flow, and most importantly, our liquidity. Coupled with significant increases in 2009 revenues and cash flow, primarily from new production at Roszkow planned to start before mid-year, we remain in a good financial position to fund our capital program for 2009.”

Full Year Results

Total revenues from all sources were stable from 2007 to 2008, with higher revenues from the Company’s oil and gas services segment offsetting lower oil and gas revenues. The Company recorded oil and gas revenues of $13.5 million, compared to $14.9 million for 2007, a decrease of 9%. Oilfield services revenues rose from $3.1 million for 2007 to $4.3 million for 2008.

The Company’s total net production decreased from 2,412 Mmcfe (million cubic feet of gas equivalent) during 2007 to 1,666 Mmcfe during 2008. The production decline is due almost entirely to the expected, and previously disclosed, decline at the Company’s Wilga well in eastern Poland. New production is planned to increase the production base in 2009. Of particular note, the Roszkow well is expected to begin production at a rate of 7.5 Mmcfd net to the Company before mid-year. Consequently, 2009 production should be well ahead of 2008.

Higher oil and gas prices helped to offset most of the production decline. The Company’s average price for natural gas in Poland increased 20% from 2007 levels, reaching an average of $5.92 per Mcf. Oil prices also increased, with prices averaging $88 per barrel in 2008.

Exploration expenses increased 45% from 2007 levels. These expenses, which reflected the Company’s focus on 3-D seismic acquisition, processing, and interpretation in its Fences core area, rose from $10.6 million in 2007 to $15.4 million in 2008.

As announced earlier, the Company recorded impairment charges during the fourth quarter of 2008 totaling $14.7 million. Lower oil prices at the end of 2008 caused a reduction in the productive life calculation of the Company’s oil properties in Montana. This resulted in a required write down of the Company’s net book value of the Montana properties. The total U.S. impairment charge was approximately $3.8 million. The wells continue to produce approximately 180 barrels of oil per day, net to the Company’s interest.

In Poland, the Company impaired the costs of the Grundy and Sroda-6 wells, a total of $10.9 million. Both wells were suspended, but not plugged, because initial drilling results were inconclusive. Accounting rules require that capitalized costs of exploratory wells be expensed if reserves cannot be classified as proved after one year following the completion of initial drilling. It is unlikely, in either case, that the Company will conduct sufficient additional testing within the one-year requirement to establish economic reserves at these two locations.

Also included in non-cash charges for the year is a foreign exchange loss of $24.3 million, reported in other income and expense. The Company changed the functional currency for its Polish subsidiary from the US dollar to the Polish zloty at the beginning of the 4th quarter of 2008. The Company’s Polish financial statements will now be translated into US dollars at period-end rates, rather than recording them at daily exchange rates. The two different methods typically would not result in wide variations for items of revenue and expense. However, as the zloty is now the functional currency of the Polish subsidiary, the provisions of FAS 52 require the Company to recognize gains and losses related to intercompany loans between the Company and its wholly owned subsidiary. These are non-cash items primarily related to currency exchange rate fluctuations from time to time.

Balance Sheet Remains Liquid and Cash Flow Positive

At December 31, 2008, the Company’s cash and investments were approximately $20.7 million. Working capital was $14.0 million at December 31, 2008 versus $15.4 million at December 31, 2007. Long-term debt was $25.0 million at the end of 2008.

Earnings before interest, taxes, depreciation, amortization, and exploration expense (EBITDAX)(1), a non-GAAP financial measure, during 2008 declined to $4.7 million, compared to $5.9 million for 2007.

Fourth Quarter Results

For the fourth quarter of 2008, the company reported a net loss of $45.2 million, or $1.09 per share. This compares to a net loss of $6.6 million, or $0.17 per share, for the fourth quarter of 2007. The primary driver for the higher loss in 2008 was the non-cash charges discussed above.

Revenue from all sources for the fourth quarter of 2008 was $3.3 million, down 20% from revenues of $4.1 million for the fourth quarter of 2007. The Company recognized oil and gas revenues of $2.1 million for the 2008 quarter, compared to $3.6 million for 2007.

Gas production for the fourth quarter was 287 Mmcf, compared to 397 Mmcf for the same quarter of 2007. Total oil and gas production Company-wide, including the Company’s US properties, declined from 516 Mcfe in the fourth quarter of 2007 to 385 Mcfe in the fourth quarter of 2008.

Earnings Conference Call Today, Monday, March 16, 2009 at 4:30 PM. Eastern (2:30 PM. Mountain)

The Company will host a conference call and webcast today to discuss 2008 full year and fourth quarter results at 4:30 p.m. Eastern Time. The call will also include a discussion of the Company’s current operations. Conference call information is as follows: Dial-In-Number: 866-383-8003; International: 617-597-5330; Passcode: 63006664. Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com. For those that are unable to participate in the live call, a replay will be available for two weeks beginning two hours after the completion of the call at: 888-286-8010; International: 617-801-6888; Passcode: 38268253

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

EBITDAX	Year Ended
	31-Dec-08	31-Dec-07

Net loss	($54,704)	($11,692)
Income tax provision (benefit)	-	-
Interest income and expense, net	278	(434)
Depletion, depreciation and amortization	1,720	2,064
Property impairment	14,746	2,300
Exploration expense	15,389	10,624
Stock compensation expense	2,367	2,604
Other non-cash items	24,860	461
EBITDAX	$4,657	$5,926

(1) Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization, and exploration expense (EBITDAX) is a non-GAAP measure presented because of its acceptance as an indicator of an oil and gas exploration and production Company’s ability to internally fund exploration and development activities and to service debt. EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles. The table above reconciles EBITDAX with income from continuing operations as derived from the Company’s financial information.

______________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of December 31, 2008 and 2007

(in thousands)

	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$16,588	$4,262)
Marketable securities	4,105	15,202
Receivables:
Accrued oil and gas sales	1,093	1,906
Other receivables	1,720	805
Input VAT receivable	2,514	446
Inventory	211	178
Other current assets	450	365
Total current assets	26,681	23,164

Property and equipment, at cost:
Oil and gas properties (successful efforts method):
Proved	28,600	23,491
Unproved	2,770	2,001
Other property and equipment	6,667	5,590
Gross property and equipment	38,037	31,082
Less accumulated depreciation, depletion and amortization	(11,164)	(9,197)
Net property and equipment	26,873	21,885

Other assets:
Certificates of deposit	406	406
Loan fees	842	914
Total other assets	1,248	1,320

Total assets	$54,802	$46,369

-Continued-

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of December 31, 2008 and 2007

(in thousands, except share data)

-Continued-

	2008	2007
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,779	$4,432
Accrued liabilities	4,937	3,358
Total current liabilities	12,716	7,790

Long-term liabilities:
Notes payable	25,000	--
Asset retirement obligation	1,932	1,037
Total long-term liabilities	26,932	1,037

Total liabilities	39,648	8,827

Commitments and Contingencies (Note 6)

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of December 31, 2008 and 2007; no shares outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of December 31, 2008 and 2007; 42,202,878 and 38,196,357 shares issued and outstanding as of December 31, 2008 and 2007, respectively	42	38
Additional paid in capital	158,075	142,901
Cumulative translation adjustment	17,137	--
Accumulated other comprehensive loss	--	(1)
Accumulated deficit	(160,100)	(105,396)
Total stockholders’ equity	15,154	37,542

Total liabilities and stockholders’ equity	$54,802	$46,369

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

For the years ended December 31, 2008, 2007 and 2006

(in thousands, except per share amounts)

	2008	2007	2006
Revenues:
Oil and gas sales	$13,494	$14,903	$6,533
Oilfield services	4,347	3,093	1,696
Total revenues	17,841	17,996	8,229
Operating costs and expenses:
Lease operating expenses	3,441	3,538	2,647
Exploration costs	15,389	10,624	5,608
Impairment of oil and gas properties	14,746	2,299	3,583
Oilfield services costs	2,751	1,998	1,245
Depreciation, depletion and amortization (DD&A)	1,720	2,064	1,290
Accretion expense	84	78	53
Stock compensation	2,367	2,604	2,759
Bad debt expense	460	--	--
General and administrative costs (G&A)	7,030	7,061	5,728
Total operating costs and expenses	47,988	30,266	22,913
Operating loss	(30,147)	(12,270)	(14,684)

Other income (loss):
Interest income (net of interest expense) and other income (expense)	(278)	433	795
Foreign exchange gain (loss)	(24,279)	146	122
Total other income (expense)	(24,557)	579	917

Net loss	$(54,704)	$(11,691)	$(13,767)

Basic and diluted net loss per common share	$(1.35)	$(0.32)	$(0.39)
Basic and diluted weighted average number of shares Outstanding	40,420	36,694	35,163

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the years ended December 31, 2008, 2007 and 2006

(in thousands)

	2008	2007	2006
Cash flows from operating activities:
Net loss	$(54,704)	$(11,691)	$(13,767)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	1,720	2,064	1,290
Impairment of oil and gas properties	14,746	2,299	3,583
Accretion expense	84	78	53
(Gain) loss on property dispositions	(5)	--	--
Stock compensation (G&A)	2,367	2,604	2,759
Foreign exchange losses	22,306	--	--
Common stock issued for services (G&A)	498	242	517
Increase (decrease) from changes in working capital items:
Receivables	(3,056)	(583)	1,451
Inventory	(33)	28	(110)
Other current assets	(85)	(43)	(52)
Other assets	74	(56)	(25)
Accounts payable and accrued liabilities	1,840	3,479	(995)
Asset retirement obligation	--	(2)	(7)
Net cash used in operating activities	(14,248)	(1,581)	(5,303)

Cash flows from investing activities:
Additions to oil and gas properties	(21,808)	(7,517)	(7,521)
Additions to other property and equipment	(1,077)	(966)	(362)
Additions to marketable securities	(186)	(9,610)	(782)
Proceeds from maturities of marketable securities	11,284	4,941	16,800
Proceeds from sale of assets	15	--	--
Net cash provided by (used in) investing activities	(11,772)	(13,152)	8,135

Cash flows from financing activities:
Payment of loan fees	--	--	(578)
Proceeds from issuance of common stock, net of offering costs	--	12,436	--
Proceeds from loan related to auction rate securities	3,354	--	--
Payments on loan related to auction rate securities	(546)	--	--
Proceeds from notes payable	25,000	--	--
Proceeds from exercise of stock options and warrants	12,313	1,915	--
Net cash provided by (used in) financing activities	40,121	14,351	(578)

Effect of exchange rate changes on cash	(1,775)	--	--

Net increase (decrease) in cash	12,326	(382)	2,254
Cash and cash equivalents at beginning of year	4,262	4,644	2,390

Cash and cash equivalents at end of year	$16,588	$4,262	$4,644